UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2026

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 N Federal Hwy, Suite B200
Boca Raton FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Notice of Appointment of Chief Executive Officer

On February 11, 2026, the Board of Directors (the “Board”) of Greenlane Holdings, Inc. (the “Company”) unanimously appointed Jason Hitchcock as Chief Executive Officer of the Company, effective immediately.

Jason Hitchcock, 40, is the co-founder of Four Moons, a decentralized finance startup advisory that provides defi protocols and go-to-market advisory services, focusing on liquid token investment strategies. He served in this role between January 2021 and April 2025. Mr. Hitchcock was also previously the Head of Business Development of Nonfungible labs (thirdweb), from October 2024 through June 2025 and prior to that was Head of Ecosystem from December 2022 until October 2024. In his role as Head of Business Development, Mr. Hitchcock created and led the go-to-market for thirdweb’s enterprise chain developer infrastructure services. Prior to thirdweb, Mr. Hitchcock served as a senior manager of strategic partnerships for Twitch, a live streaming platform from June 2019 through August 2021. Mr. Hitchcock received a Bachelor of Arts in political science from Carleton College.

There are no arrangements or understandings between Mr. Hitchcock and any other persons pursuant to which he was appointed as Chief Executive Officer. In addition, there are no family relationships between Mr. Hitchcock and any director or executive officer of the Company, and Mr. Hitchcock is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as Chief Executive Officer, Mr. Hitchcock entered into an employment agreement (the “Employment Agreement”) with the Company, pursuant to which the Company will pay Mr. Hitchcock a base salary of $300,000 per year, which shall be reviewed annually and may be increased at the Board’s discretion. Mr. Hitchcock is also eligible for an annual performance bonus with a target equal to 100% of his base salary subject to Company and personal performance metrics and approval by the Board and to participate in the Company’s benefit plans on the same basis as other senior executives of the Company. Mr. Hitchcock will also be granted an option to purchase up to 250,000 shares of the Company’s common stock subject to customary vesting and other terms as determined by the Compensation Committee of the Board, under the Company’s 2019 Equity Incentive Plan.

The Employment Agreement provides that Mr. Hitchcock’s employment with the Company will be at-will and may be terminated by the Company with or without cause, as defined therein, or by Mr. Hitchcock upon 60 days’ prior written notice in the event of resignation without good reason, or notice and a 15-day cure period in the event of resignation for good reason. In the event Mr. Hitchcock’s employment is terminated by the Company without cause, or upon Mr. Hitchcock’s resignation for good reason, Mr. Hitchcock will be entitled to (a) all accrued but unpaid base salary up to the date of termination of employment, (b) any incurred but unreimbursed expenses up to the date of termination of employment, (c) any other amounts due under applicable law, (d) any earned but unpaid prior-year bonus, and (e) severance equal to nine months of base salary subject to all customary withholding and deductions. In the event of termination for cause, Mr. Hitchcock will be entitled only to accrued compensation and benefits through the date of termination.

Additionally, as of the date hereof, the Company entered into its standard form of indemnification agreement with Mr. Hitchcock, pursuant to which the Company has agreed to indemnify him in accordance with the indemnification agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Exhibits

Number	Description
10.1	Employment Agreement, by and between the Company and Jason Hitchcock, dated as of February 11, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: February 18, 2026	By:	/s/ Vanessa Guzmán-Clark
Vanessa Guzmán-Clark
Chief Financial Officer